EXHIBIT 99.1

Susan B. Railey
For shareholders and securities brokers
(301) 255-4740
James T. Pastore
For news media
(202) 546-6451	FOR IMMEDIATE RELEASE

Abelman, EVP Asset Management, to Depart CRIIMI MAE

Rockville, MD, September 9, 2005 — CRIIMI MAE Inc. (NYSE: CMM) today announced that Executive Vice President Stephen M. Abelman will leave to pursue other interests effective September 9, 2005.  During Mr. Abelman’s tenure at the Company, which began almost two years ago, the Company’s portfolio of specially serviced assets declined by 47% and is now at its lowest level since March 2001.

Mr. Abelman has entered into a consulting agreement with the Company through June 30, 2006, and will continue to assist the Company in its ongoing review of strategic alternatives, as well as other key asset management tasks. Mark R. Jarrell, the Company’s President and COO, will assume the responsibilities formerly handled by Mr. Abelman.

CRIIMI MAE Inc. is a commercial mortgage company structured as a REIT.  CRIIMI MAE owns and manages a significant portfolio of commercial mortgage-related assets.  Historically, CRIIMI MAE’s primary focus was acquiring high-yielding, non-investment grade commercial mortgage-backed securities (subordinated CMBS).

For further information about the Company, see the Company’s Web site: www.criimimaeinc.com.  Shareholders and securities brokers should contact Susan Railey at (301) 255-4740, e-mail shareholder@criimimaeinc.com, and news media should contact James Pastore, Pastore Communications Group LLC, at (202) 546-6451, e-mail pastore@ix.netcom.com.

Note: Forward-looking statements or statements that contain the words “believe,” “anticipate,” “expect,” “contemplate,” “may,” “will” and similar projections contained in this release involve a variety of risks and uncertainties. These risks and uncertainties are set forth from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the most recent year and Quarterly Report on Form 10-Q for the most recent quarter. Such statements are subject to these risks and uncertainties, which could cause actual results to differ materially from those anticipated. CRIIMI MAE assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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